Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2025 with respect to the consolidated financial statements of Ernexa Therapeutics Inc. (formerly known as Eterna Therapeutics Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Iselin, New Jersey

April 16, 2025